Exhibit 99
FOR IMMEDIATE RELEASE
JEFFERIES CFO TO RETIRE BY END OF 2007
Search Underway for Replacement; Current CFO to Remain Through Transition
NEW YORK, May 31, 2007 — Jefferies Group, Inc. (NYSE: JEF) announced today that Joseph Schenk has advised the Company of his intention to retire as Chief Financial Officer by the end of 2007 in light of his family’s decision to return to their home in Illinois. Mr. Schenk has served as Jefferies’ CFO since 2000. Jefferies has retained Russell Reynolds to assist in its search for a new CFO. Mr. Schenk will remain in his current position until after his successor is selected and will thereafter assist in the transition.
“We thank Joe Schenk for his many years of service to Jefferies,” said Richard Handler, Chairman and CEO of Jefferies. “Jefferies has grown and developed significantly over the past seven years, and Joe has been an integral member of our management team through this period.”
“I am proud of Jefferies’ many accomplishments over the past seven years and look forward to many more years of success for the Firm,” commented Mr. Schenk. “I will miss Jefferies, but my wife, four children and I very much want to return to our home in Illinois.”
About Jefferies
Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for 45 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com). Jefferies International Limited is a UK-incorporated, wholly owned subsidiary of Jefferies Group, Inc.
For further information, please contact:
Tom Tarrant, Jefferies & Company, Inc., 203 708 5989, ttarrant@jefferies.com
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